INDEPENDENT CONTRACTOR SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this February 11, 2022 (the “Effective Date”) by and between FalconStor Software, Inc., a Delaware corporation (“Company”) and Alucria Consulting, Inc. with his principal place of business at 70 Kindersley Avenue, Mont Royal, Quebec (“Contractor”)

WHEREAS, in furtherance of the Company’s business, the Company desires to have Contractor furnish certain consulting services to the Company, and Consultant has agreed to furnish such consulting services, pursuant to the terms and conditions hereinafter set forth below.

1.        ENGAGEMENT OF SERVICES

1.1 Project Assignment. Company agrees to retain Contractor to provide services as its Chief Financial Officer and Treasurer as directed by the Chief Executive Officer and as set forth in the Project Assignments accepted by Contractor (the “Work”). Contractor agrees that all services shall be performed by Vincent Sita. Contractor may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent.

1.2 Position and Responsibilities. Contractor agrees that it shall perform the duties required by this Agreement faithfully, diligently and to the best of its ability in a manner that is in the best interests of the Company and its members and with such care as an ordinary prudent person in a like position would use under similar circumstances. Contractor also agrees that it will not use any confidential information or trade secrets of any third party in violation of any agreement or the rights of such third party in the performance of its duties required by this Agreement, and that it will not knowingly violate any United States federal, provincial, state or local laws or regulations applicable to the Contractor, the Company, its products, services or operations including, without limitation, the provisions of the United States Foreign Corrupt Practices Act or the regulations promulgated thereunder in the performance of such duties.

1.3 Term. The term of this Agreement shall commence on the Effective Date and shall expire on July 1, 2023, unless terminated earlier in accordance with Section 5 hereof (the “Initial Term”). At the end of the Initial Term or a Renewal Term (defined below), the term of the Agreement shall renew for one (1) year (a “Renewal Term”), subject to earlier termination provided in Section 5, unless Contractor or the Company delivers written notice to the other at least sixty (60) days in advance of the expiration of the Initial Term or the Renewal Term.

2.       COMPENSATION, REPRESENTATION AND WARRANTIES

2.1 Compensation. Company will pay Contractor a fee of US$20,000 per month for services rendered under this Agreement undertaken by Contractor (the “Fee”). In addition, for 2022, Contractor shall be eligible to receive an additional payment of up to US$60,000 annually, based upon achievement of goals determined by the Company. Such additional payments shall be made quarterly in accordance with standard Company policies.

2.2 Stock Award. Contractor will be granted 56,615 shares of the Company’s Common Stock. This stock grant will be governed by the Company’s 2018 Stock Incentive Plan pursuant to a Restricted Stock Agreement (“Restricted Stock Plan”) and are subject to specific vesting conditions. Such vesting conditions will be substantially similar to the vesting conditions that are applicable to the Company’s executive team. All equity-based incentive compensation pools shall be subject to change at the sole discretion of the Board of Directors.

2.3 Reimbursement. Contractor will be reimbursed for reasonable, previously approved expenses incurred in connection with the performance of services under this Agreement.

2.4 Time of Payment. Company will pay Contractor the Fee monthly and will reimburse Contractor for previously approved expenses within thirty (30) days of receipt of Contractor’s invoice, provided Contractor has furnished such documentation for expenses as Company reasonably requested.

2.5 Representation of the Contractor. Contractor represents and warrants that: Contractor’s agreement to perform the Work pursuant to this Agreement does not violate any agreement or obligation between Contractor and a third party; the Work as delivered to the Company will not infringe any copyright, patent, trade secret, or other proprietary right held by any third party; and the services provided by Contractor shall be performed in a professional manner, and shall be of a high grade, nature, and quality, shall be performed in a timely manner and shall meet deadlines agreed between Contractor and the Company.

2.6 Representation of Company. Company represents and warrants that, to the best of its knowledge, work provided by Company to Contractor is its own original work and does not rely on any unauthorized third party’s work except work provided by Contractor to Company. Company further represents and warrants that to the best of its knowledge the aforementioned work, when used alone and not in combination with work prepared by others, including Contractor, does not violate patent, copyright, trade secret and other proprietary rights of any third party.

2.7 Indemnification by Contractor. Contractor agrees to indemnify, defend, and hold the Company and its successors, officers, directors, agents and employees harmless from any and all actions, causes of action, claims, demands, cost, liabilities, expenses and damages (including attorneys’ fees) arising out of, or in connection with, any breach of this Agreement by Contractor.

2.8 Indemnification by Company. Company will defend, indemnify, and hold harmless Contractor against any claim that the work provided by Company to Contractor breaches the representation in Section 2.5 above.

3.        INDEPENDENT CONTRACTOR RELATIONSHIP.

3.1 Nature of Relationship. Contractor’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Contractor is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company unless specifically requested or authorized in writing to do so by Company. Contractor is responsible for using his own methods to render services under this Agreement. Company is not responsible for training Contractor or directing Contractor in his methods for rendering services under this Agreement.

3.2 Contractor Responsible for Taxes and Records. Contractor will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local authority with respect to Contractor’s performance of services and receipt of fees under this Agreement. Contractor will be solely responsible for and must maintain adequate records of expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes.

4.       TRADE SECRET INTELLECTUAL PROPERTY RIGHTS.

4.1 Disclosure of Inventions.

(A)	Contractor agrees to disclose promptly in writing to Company, or any person designated by Company, every computer program, trade secret, invention, discovery, improvement, copyrightable material, process, manufacturing technique, formula or know-how, whether or not patentable, which is conceived, made, reduced to practice, or learned by Contractor within the scope of any work performed for Company.

(B)	The Contractor represents that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data of a third party and Contractor will not disclose to Company, or induce Company to use, any confidential or proprietary information belonging to third parties unless such use or disclosure is authorized in writing by such owners.

4.2 Confidential Information.

(A)	Contractor agrees during the term of this Agreement and thereafter not todisclose to a third party any confidential information of Company which is learned, discovered, developed, or conceived by Contractor within the scope of the work performed under this Agreement. “Confidential Information” includes, but is not limited to, technical and business information relating to Company’s inventions or techniques, research and development, costs, profit or margin techniques, costs, finances, customers, sale and marketing, and future information and business plans. Contractor’s obligations with respect to Company’s Confidential Information also extend to any third party’s proprietary or confidential information disclosed to Contractor in the course of providing services to Company.

(B)	Contractor’s confidentiality obligations with respect to any portion of the confidential information as set forth above shall terminate when Contractor can document that: (a) it was in the public domain at the time it was communicated to Contractor by Company; or (b) it entered the public domain through no fault of Contractor subsequent to the time it was communicated to Contractor by Company; or (c) it was in Contractor’s possession free of any obligation of confidence at the time it was communicated to Contractor free of any obligation of confidence subsequent to the time it was communicated to Contractor by Company.

4.3	No Conflict of Interest.

(A)	Contractor agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation that would cause Contractor to not perform Contractor’s obligations under this Agreement or the scope of services for Company or that would cause a breach of this Agreement.

(B)	Contractor warrants that to the best of its knowledge, there is no other contract or duty on his part now in existence inconsistent with this Agreement, unless a copy of such contract or a description of such duty is attached to this Agreement as Exhibit A.

4.4	Assignment of Copyrightable Works and Inventions.

(A)	To the extent any inventions, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, exhibits, software code, or other materials prepared by Contractor in the performance of services under this Agreement include material subject to copyright protection, such materials have been specially commissioned by the Company and they shall be deemed “work for hire” as such term is defined under U.S. copyright law. To the extent any such materials do not qualify as “work for hire” under applicable law, and to the extent they include material subject to copyright, patent, trade secret, or other proprietary rights protection, Contractor hereby irrevocably and exclusively assigns to the Company, its successors, and assigns, all right, title, and interest in and to all such materials. To the extent any of Contractor rights in the same, including without limitation any moral rights, are not subject to assignment hereunder, Contractor hereby irrevocably and unconditionally waives all enforcement of such rights. All documents, magnetically or optically encoded media, and other tangible materials created by Contractor as part of its services under this Agreement shall be owned by the Company.

(B)	Company will not have rights to any Invention conceived or reduced to practice by Contractor for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed entirely on Contractor’s own time, and (1) which does not relate (a) to Company’s business or (b) to Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Contractor for Company.

(C)	Contractor agrees to assist Company in any reasonable manner to obtain and enforce for Company’s benefit patents, copyrights, and other property rights in any and all countries, and Contractor agrees to execute, when requested, patent, copyright or similar applications and assignments to Company and any other lawful documents deemed necessary by Company to carry the purpose of this Agreement. Contractor further agrees that the obligations and undertakings under Section 4.4 (C) will continue beyond the termination of Contractor’s service to Company. If called upon to render assistance under this Section 4.4 (C), Contractor will be entitled to a fair and reasonable fee in addition to reimbursement of expenses incurred at the prior written request of Company.

(D)	Contractor agrees to execute upon Company’s request a signed transfer of Inventions or copyrights therein to Company in a form reasonably acceptable to Company for all Inventions subject to copyright protection that result from Contractor’s work for Company under this Agreement.

4.5	Return Of Company Property

All information relating to the business activities of Company or its customers of supplies, which includes, without limitation, all documents, drawings, blueprints, manuals, letters, notebooks, reports, sketches, formulae, memoranda, records, files, computer programs, machine listings, data, costs, profits, market, sales, customer lists and other lists or the like whether furnished to Contractor by Company or made by Contractor in the performance of services under this Agreement, are and shall remain exclusive property of Company. Contractor agrees to deliver promptly all Company’s property and all copies thereof in Contractor’s possession or custody to Company at any time upon Company’s request.

5. TERMINATIONS AND NONINTERFERENCE WITH BUSINESS

5.1 Termination by Company and Contractor. In the event of a breach of this Agreement by Contractor of for Cause (defined below), Company may immediately terminate this Agreement by giving written notice to Contractor. Company or Contractor may terminate this Agreement with or without cause upon 30 days prior written notice to Contractor or Company, as applicable. For purposes of this Agreement, Cause shall mean the occurrence of one or more of the following by Contractor: (i) willful and repeated failure to perform duties or contravention in any material respect of specific written lawful directions related to a material duty or responsibility under the Agreement; (ii) conviction of guilty or nolo contendere plea to, a misdemeanor which is materially and demonstrably injurious to the Company or any felony; (iii) commission of an act, or a failure to act, that constitutes fraud, gross negligence or willful misconduct (including without limitation, embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain at the expense of the Company); and (iv) violation of any applicable laws, rules or regulations or failure to comply with the ongoing confidentiality, non-solicitation and non-competition obligations to the Company, corporate code of business conduct or other material policies of the Company in connection with or during performance of your duties to the Company that could, in the Company’s opinion, cause material injury to the Company.

5.2 Return of Company Property. Upon termination of this Agreement for any reason or in any manner, Contractor agrees to deliver promptly to Company all such documents as described in Section 4.5 above, together with any other of Company’s property then in Contractor’s possession, except as Company may, by prior written permission, allow contractor to retain.

5.3 Noninterference with Business. In consideration of the grant of the Units from the Restricted Stock Plan, Contractor agrees:

(a)	during the term of the Agreement and for 18 months thereafter (the “Solicitation Period”) it shall not, and shall not influence any other person or entity to in any manner, directly or indirectly, (i) solicit, call on, entice, induce or contact, or attempt to solicit, call on, entice, induce or contact, any Person or business that is a customer or business partner of the Company or its Affiliates to terminate or otherwise restrict, limit, reduce or alter its relationship with the Company or its Affiliates or to become a customer of any other Person or business for the purpose of obtaining competitive products, (ii) solicit, call on, entice, induce or contact, or attempt to solicit, call on, entice, induce or contact, any Person that is a licensee, licensor, distributor or supplier of or developer for the Company or its Affiliates to terminate its relationship with the Company or its Affiliates with respect thereto or to become a licensee, licensor, distributor, supplier of or developer for any other Person or business which designs, develops, produces, licenses, sells or distributes products or services that are competitive with the products or services sold, marketed, offered, provided, developed or planned by the Company (or its Affiliates but solely with respect to such competitive business of such other Person or business), or (iii) maliciously or willfully interfere or attempt to interfere with or hinder, or use any Confidential Information to interfere or attempt to interfere with or hinder, the relationship of the Company or its Affiliates with any Person or business that, during the 12 month period immediately prior to Employment Termination, was a customer, licensee, licensor, distributor, supplier or developer or business partner of the Company or its Grantee covenants and agrees that, during the Restrictive Period, Grantee will not personally or in association with others, and whether on behalf of or in conjunction with any Person or business, directly or indirectly, hire or cause any other Person or business to hire any Person who is, or at any time during the 3 month period prior to termination of the Agreement was, an employee, consultant, agent, or independent contractor of the Company or its Affiliates, or solicit, aid in the solicitation of, raid, induce, encourage, persuade or recruit, or attempt to solicit, raid, induce, encourage, persuade or recruit, any Person who is, or at any time during the 3 month period prior to the termination of the Agreement was, an employee, consultant, agent, or independent contractor of the Company or its Affiliates, to terminate or alter such employment, retention or engagement with the Company or its Affiliates, or to apply for or accept employment, retention or engagement with any Person or entity other than the Company or its Affiliates.

(b)	during the term of the Agreement and for 12 months thereafter (the “Competition Period”), it shall not, within the Geographic Territory, directly or indirectly, whether individually or in conjunction with others, officer, CFO, member, stockholder, partner, owner, employee, independent contractor, consultant, joint venturer, principal, or agent of any business, or in any other capacity, other than on behalf of the Company or its Affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, act as a consultant or advisor to, render services for (alone or in association with any Person or business), or otherwise assist any Person or business that engages in or owns, invests in, operates, manages or controls any venture or enterprise, which engages in any business conducted by the Company or any of its subsidiaries on the date of the end of the term of the Agreement or within 12 months prior to the end of the term of the Agreement (the “Business”). Geographic Territory means any state, province or non-U.S. country in which the Company or its Affiliates conducts business.

(c)	During the term and thereafter, Contractor agrees that it shall not, directly or indirectly, publish or communicate, make any statement, comment or remark, whether oral or written, to any person or entity, about any other employee or former employee of the Company, the Company, any of the Company’s affiliates or portfolio companies, including without limitation any member of the Company or any of their respective affiliates or representatives, or any other investment entity for which the Company (or any affiliate of the Company) serves as investment CEO or adviser or acts in a similar capacity which could reasonably be construed to be derogatory, defamatory or disparaging to such other person or entity in any way or which could impair the name, reputation and goodwill of such other person or entity, including without limitation remarks, comments or statements that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

If the duration of, the scope of or any business activity covered by any provision of this Section 5 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Contractor hereby acknowledges that this Section 5 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

6. GENERAL PROVISIONS

6.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Texas, exclusive of its conflict of law rules, as applied to transactions taking place wholly within Texas between Texas residents. The parties agree that any action arising under or relating to this Agreement or the Products shall lie within the exclusive jurisdiction of any State or Federal court located in the County of Travis, State of Texas; provided that nothing in this Section will prevent FalconStor from seeking injunctive relief against Contractor or filing actions for payment of outstanding amounts in any court of the Territory. Contractor consents to the exercise of jurisdiction by any State or Federal court located in the County of Travis, State of Texas and agrees that process may be served on Contractor in any such action by mailing it to Contractor at the address set forth above.

6.2 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement. It may not be changed or modified orally but only by in writing signed by both parties. The terms of this Agreement will govern all Project Assignments and services undertaken by Contractor for Company.

6.3 Severability Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be replaced with one that most closely approximates the intent and economic effect of the invalid provision and the remaining provisions will continue in full force without being impaired or invalidated in any way. The waiver by Company of a breach of any provision of this Agreement by Contractor will not operate or be interpreted as a waiver of any other or subsequent breach by Contractor.

6.4 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of Contractor arising under this Agreement may be assigned or transferred without Company’s prior written consent, provided that Contractor may assign this Agreement to a corporation formed by Contractor as a successor business to Contractor. This Agreement may be assigned by Company and shall be binding on Contractor and permitted assignees.

6.5 Headings. Titles or headings to the sections of the Agreement are not part of the terms of this Agreement, but are inserted solely for convenience.

6.6 Notices. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, delivered by recognized overnight carrier (e.g., FedEx, UPS, etc.) or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given three (3) businesses days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this Section 6.6.

6.7 Legal Fees. If any proceeding arises between the parties with respect to a dispute to the terms in this Agreement, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of- pocket costs incurred in connection with such proceeding, in addition to any relief it may be awarded.

COMPANY:	CONTRACTOR
FalconStor Software, Inc.	Alucria Consulting, Inc.

500 Congress Avenue	70 Kindersley Avenue
Suite 150	Mont Royal, Quebec
Austin, TX 78701	H3R 1P9

By: /s/ Todd Brooks	By: /s/ Vincent Sita

Date: 2/10/2022	Date: 2/10/2022